Exhibit 5.1

161 N. Clark Street, Suite 4200, Chicago, IL, 60601 312.819.1900

April 27, 2015

Board of Directors

Orchids Paper Products Company

4826 Hunt Street

Pryor, Oklahoma

Re:	Registration Statement on Form S-3 Filed on May 31, 2012 (Registration No. 333-181817)

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”) and the base prospectus dated May 31, 2012 (the “Base Prospectus”) and prospectus supplement dated April 23, 2015 (together with the Base Prospectus, the “Prospectus”) filed with the Securities and Exchange Commission by Orchids Paper Products Company, a Delaware corporation (the “Company”), pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended (the “Act”). The Prospectus relates to the offering (the “Offering”) of up to 1,725,000 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company, which Shares are covered by the Registration Statement.

We have acted as counsel for the Company in connection with the Offering. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares are duly authorized and, following (i) the issuance and sale of the Shares pursuant to the terms of the Underwriting Agreement (the “Underwriting Agreement”), dated as of April 23, 2015, between the Company and Jefferies LLC, as representative of the several underwriters named therein and (ii) receipt by the Company of the consideration for the Shares as contemplated in the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K relating to the offering of the Shares and to the use of our name therein and in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,
/s/ Polsinelli PC

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